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                                                               EXHIBIT NO. 10.45


      October 28, 1998

      William V. (Bix) Moding
      14282 Franklin Avenue
      Tustin, CA  92780

      Re: Severance Agreement

      Dear Bix:

      This letter will serve to document our agreement on the terms and conditions of your resignation as an executive officer and employee of Techniclone Corporation ("Techniclone" or the "Company") and your continued compensation as a consultant to the Company. Once this letter is signed by you it will constitute a legally binding contract on the following terms:

1. In consideration of this Severance Agreement ("Severance Agreement"), you confirm that you will voluntarily resign as an executive officer (Vice President, Operations and Administration) and employee of Techniclone effective on October 4, 1998.

2. Techniclone will engage you as an independent consultant for a fixed and non-cancelable period of sixteen (16) months commencing on October 4, 1998 and continuing until January 31, 2000. You will be paid a fixed and non-cancelable monthly consulting fee of Twelve Thousand and Five Hundred Dollars ($12,500), payable on the last business day of each month (first payment to be made on October 30, 1998) during the sixteen month consulting period. Upon your death or disability during the term of this consultancy, all remaining payments will be made, when due, to your estate. You agree that you will be available for up to ten (10) hours per month by phone or in person to consult with the Company or its employees with the advance approval of the Company's C.E.O. The Company agrees to provide you with at least three days notice of any requirement to render consulting services in person.

3. Pursuant to the Company's 1996 Stock Incentive Plan, you have unexercised and vested stock options amounting to 240,000 shares as of this date; and an additional 80,000 stock options that vest in January 2000, which will now all become immediately vested. The resulting total of 320,000 vested option shares will be distributed to you free of any restrictive legend and free of payment of any exercise price as follows: 240,000 option shares to be exercised and delivered to you as of January 1, 1999, and the remaining 80,000 option shares to be exercised and delivered to you on January 31, 2000. The non-payment by you of the $.60 per share exercise price for these options will result in income to you at the rate of $.60 per share as each group of shares is delivered to you. Upon your death or disability, the stock option shares will be distributed, when due, to your estate.


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      William V. (Bix) Moding
      September 25, 1998
      Page 2


4. In addition to the Company vesting and issuing the stock option shares to you on the dates set forth above, the Company will make the appropriate tax payments to the proper federal and state taxing authorities at the bonus tax rates (federal- 28%, Calif. State - 6%), applied to the income amount of $.60 per share, as each group of options is delivered to you. Specifically, we will deliver to you as of January 1, 1999, a check in the amount of $40,320 (28%) made payable to the Internal Revenue Service on your behalf, and a check in the amount of $8,640 (6%) made payable to the Franchise Tax Board on your behalf. Additionally, on January 31, 2000, we will deliver to you a check in the amount of $13,440 (28%) made payable to the Internal Revenue Service on your behalf, and a check in the amount of $2,880 (6%) made payable to the Franchise Tax Board on your behalf.

5. Effective on October 4, 1998, your inclusion in Techniclone's employee benefit plans will be terminated. Effective on such date, you will no longer be included in the health and dental insurance, $5,000 executive health benefit program, life insurance, accidental death and dismemberment insurance, or long-term disability insurance benefits paid for by Techniclone. You will be eligible at your expense to participate under the COBRA benefit rules for your discontinued medical and dental insurance coverages for a period of up to 18 months beginning on October 4, 1998, as provided by law. A letter explaining these COBRA benefits will be provided to you separately by the Company.

6. All monthly consulting payments, delivery of stock option shares and related payment of withholding taxes shall be immediately due and payable in the event there has been a Change in Control of the Company while this Severance Agreement is in effect. For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred if:
      (i) there shall be consummated: (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have substantially the same proportionate ownership of at least 50% of common stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than to a corporation in which the holders of the Company's Common Stock immediately prior to such transaction have substantially the same proportionate ownership of at least 50% of the common stock of such corporation, or (ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall become


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      William V. (Bix) Moding
      September 25, 1998
      Page 3


      the beneficial owner (within the meaning of Rule 13d-3 under the Exchange
      Act) of 50% or more of the Company's outstanding shares of Common Stock (other than any such person who had record or beneficial ownership of at least 10% of the Company's outstanding shares of Common Stock on the date hereof).

7. You acknowledge that you owe the Company two stock option exercise notes with a current combined principal balance of $179,379.77. You agree to make the next scheduled payment of $36,671.66 (including principal and interest) on or before April 30, 1999. Additionally, the Company and you agree that the notes will mature in full as to principal and interest on the January 31, 2000, date of the termination of your consulting arrangement with the Company. Accordingly, you agree that a final payment of $160,831.62 (including principal of $153,771.86 and accrued interest of $7,059.76) will be made no later than January 31, 2000. You also agree to execute a standard form security agreement relating to the stock option notes for recording by the Company to formalize your pledge of personal assets as backup collateral for the outstanding notes in addition to the original pledge of 50,875 shares of Techniclone common stock as primary collateral.

8. On October 2, 1998, the Company agrees to pay you all accrued and unused vacation pay (estimated at 80 hours, subject to final calculation) and accrued back pay relating to your 1998 salary deferral for the period from March 21, 1998 through October 3, 1998 (estimated at $14,000, subject to final calculation).

9.    Effective immediately, your auto allowance will be terminated.

10. In consideration of consulting services that are contemplated to be rendered under the terms of this Agreement, you will be able to permanently keep the Company-furnished computer and fax machine which are located at your residence.

11. You understand and agree that the terms of this Severance Agreement are required to be disclosed by law and that the Severance Agreement may be filed as an Exhibit with the Company's SEC filings. Additionally, you understand that as a current executive officer of the Company, your resignation will be required to be disclosed in a press release by the Company. We mutually agree to cooperate in developing and approving the content of this press release which will be released to the public on Monday October 5, 1998.

12. Each of the parties hereto shall "speak well" of the other. Neither you nor any of your representatives shall make any statements that are critical of the Company or its personnel or give any reason for your separation from the Company other than,


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  William V. (Bix) Moding
  September 25, 1998
  Page 4


      "You have left to pursue other personal and business interests." The prohibition contained in the previous sentence shall not apply to privileged communications between you and your attorneys. No officer or director of the Company shall state to any person, whether an employee of the Company or not, anything critical of you or give any reason for your separation from the Company other than the quotation noted above. The prohibition contained in the previous sentence shall not apply to privileged communications with the Company's attorneys or to private meetings attended only by officers and directors of the Company or otherwise as required by legal process. The Company shall use its best efforts to ensure that no employee of the Company does anything or states anything which reflects unfavorably upon you or your separation from the Company.

13. This Severance Agreement embodies a mutual compromise that we have made in order to achieve peace, and is not to be construed as an admission of liability or wrongdoing by either party. In consideration of this Severance Agreement and for other valuable consideration, you, on the one hand, and the Company, on the other hand, fully and forever releases and discharges the other, its representatives, agents, successors and assigns, from any and all claims, charges, causes of actions, rights or liabilities that each party now holds or has held, or may hereafter hold, whether known or unknown, relating to your employment, including but not limited to, any claims for age discrimination under the Age Discrimination in Employment Act of 1967, as amended, and you agree not to bring any legal or administrative action based on any such claim. The Company and you specifically intend that the above releases shall bar all claims relating to your employment, including those which are currently unknown by either party. Pursuant thereto each party hereby waives the protection of Civil Codess.1542 which reads as follows:


                     "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS
                     WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT
                     TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

      A. This Severance Agreement is being given to you on September 25, 1998. You acknowledge that you are entitled to take 21 days to consider whether to accept this Agreement.

      B. After signing this Agreement, you shall have a period of seven (7) calendar days to revoke this Severance Agreement by providing the Company with written notice of your revocation. To be effective, such revocation must be in writing,


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      William V. (Bix) Moding
      September 25, 1998
      Page 5


      must specifically revoke this Severance Agreement, and must be received by the Company prior to the eighth calendar day following your execution of this Agreement. This Agreement shall become effective, enforceable, and irrevocable on the eighth calendar day following your execution of this Severance Agreement. Any revocation of this Severance Agreement, however, shall not affect the finality of your voluntary resignation of employment from the Company as of October 4, 1998, and in the event of such revocation you shall receive no compensation or other benefits under this Severance Agreement or under your January 1, 1997 Employment Agreement.

14. The Company and you acknowledge that each party is entering into this Severance Agreement freely and voluntarily, with a full understanding of its terms including the release of claims. We suggest that you confer with your attorney before signing this Severance Agreement. You also agree that all of your employment agreements with Techniclone are terminated and that this Severance Agreement sets forth all the terms of your agreement with the Company regarding your resignation, severance and related benefits and supersedes your Employment Agreement and amendments thereto, and any prior negotiations or dealings in this regard, but that the terms in your Employment Agreement or in any other agreement that you have signed with the Company concerning confidential information or assignment of inventions shall remain in effect in accordance with the terms thereof.

15. Notwithstanding the release of claims outlined in paragraph 13. above, you reserve the right to bring legal or administrative action to enforce the collection of amounts that will become due under your consulting arrangement or the agreement for Techniclone to deliver stock option shares to you and pay withholding taxes related thereto. Also, the Company reserves the right to pursue legal or administrative action to enforce collection of principal and interest due under the stock option notes if scheduled payments are not made by you when due.


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      William V. (Bix) Moding
      September 25, 1998
      Page 6


      Please contact me if you have any questions or comments. I wish you the best in your future endeavors.

      To confirm that you agree to these terms, please sign and date the enclosed copy of this letter and return it to me as soon as possible. In the event you decline to sign this letter, it may not be used as evidence against the Company for any purpose.



                                          Very truly yours,




                                           /s/ Larry O. Bymaster
                                           --------------------------------
                                           Larry O. Bymaster
                                           President and Chief Executive Officer







      I agree to the terms stated in this letter.


      /s/  William V. Moding
      --------------------------------
      William V. Moding

      /s/ October 2, 1998
      --------------------------------
      Date


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